SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    Form 8-K



                Current Report Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934



      Date of Report (Date of earliest event reported): September 21, 1998



                                XIOX CORPORATION
             (Exact name of registrant as specified in its charter)




            Delaware                       0-15797               95-3824750
-------------------------------   ------------------------   ------------------
(State or other jurisdiction of   (Commission File Number)    (I.R.S. Employer
          incorporation)                                     Identification No.)

                        577 Airport Boulevard, Suite 700
                          Burlingame, California 94010
                    (Address of principal executive offices)

                                 (650) 375-8188
              (Registrant's telephone number, including area code)

Item 5.  Other Events

         On September 21, 1998, the Company entered into a Stock Purchase and Investor Rights Agreement (the "Agreement") with Intel Corporation ("Intel"), Flanders Language Valley CVA, Zero Stage Capital and other private investors for the private placement of approximately $9.5 million of the Company's Series A Preferred Stock. On the same date, the first closing was held pursuant to the Agreement in which approximately $3.1 million of Series A Preferred Stock was sold to the investors. Subject to certain conditions, the Company expects the second closing on substantially the same terms to occur in October 1998, in an amount of approximately $6.4 million, for a total of approximately $9.5 million. All together, 1,907,989 shares of Preferred are to be sold under the agreement at a purchase price of $5.00 per share. The Series A Preferred Stock will be convertible into Common Stock on a 1:1 basis subject to certain antidilution provisions.

         The sale of the Series A Preferred Stock is to occur in two closings due to the requirements of NASDAQ Marketplace Rule 4310(c)(25)(H). Xiox has received from NASD a waiver of compliance with the rule, which generally requires shareholder approval when a NASDAQ Small Cap Market company issues securities convertible into common stock equal to more than 20% of the common stock outstanding before such issuance, if the sale price of the shares is less than market value. Xiox requested the waiver to save time and expense because over 61% of the Company's Common Stock is owned or controlled by members of the Xiox Board of Directors and each director indicated that he would vote the shares he owns or controls in favor of the sale, if such vote were required.

         The Series A Preferred bears non-cumulative dividends at an annual rate of 6% payable if and when declared by the Company. The conversion rate of the Series A Preferred will be adjusted on a weighted average basis if the Company issues Common Stock at a price less than the then-effective conversion price, other than issuances pursuant to incentive stock arrangements approved by the Board.

         In the event of a liquidation, dissolution or winding up of the Company, the holders of the Series A Preferred will receive, prior to any distribution to the holders of the Common Stock, a liquidation preference entitling them to receive an amount equal to the purchase price of the Series A Preferred plus any declared but unpaid dividends.

         Each share of the Series A Preferred has the number of votes equal to the number of shares of Common Stock then issuable upon its conversion into Common Stock. Although the holders of the Series A Preferred will generally vote together with the Common Stock and not as a separate series, the consent of the holders of two thirds of the outstanding shares of Series A Preferred is required to: (1) alter or change any of the powers, preferences, privileges or rights of the Series A Preferred Stock; (2) create any new class or series of shares having preferences prior to the Series A Preferred Stock in any manner, including, without limitation, as to dividends or liquidation; (3) take any action that reclassifies any outstanding shares into shares having preferences prior to the Series A Preferred Stock in any manner, including, without limitation, as to dividends or liquidation; or (4) alter or change the

Company's Certificate of Incorporation in a manner that adversely affected the rights of the Series A Preferred Stock.

         The Company has certain rights, beginning one year after the first closing, to redeem shares of the Series A Preferred upon a registered public offering with gross proceeds in excess of $15 million or when the closing Common Stock price exceeds $15 per share for 15 consecutive business days.

         The holders of the Series A Preferred have been granted certain registration rights and information rights, including the right to be notified in advance of certain corporate events. In addition, Intel and Zero Stage Capital each have the right to appoint an observer to attend meetings of the Board of Directors of the Company, and committees thereof, subject to certain conditions.

         Each holder of Series A Preferred has certain rights to maintain its percentage ownership interest of the Company's outstanding voting securities (on an as-converted basis). Each holder of the Series A Preferred has rights of first refusal regarding new issuances of securities by the Company. Subject to certain conditions, Intel and Zero Stage Capital also have rights of first refusal regarding securities of the Company offered for sale by certain major shareholders of the Company, and co-sale rights regarding sales by William Welling, the Chairman and Chief Executive Officer of the Company.

         In addition, during the first year following the closing the Company will not, without the prior written consent of the holders of 66 2/3% of the outstanding shares of Series A Preferred Stock, enter into any acquisitions in which the aggregate consideration paid is more than 20% of the Company's voting securities.

         Intel has certain additional rights during the first year following the closing. Several of these rights are triggered if a "Corporate Event" is pending. "Corporate Event" is defined to include (1) certain transactions that would result in a greater than 20% change in the total outstanding number of voting securities of the Company, (2) certain acquisitions of the Company or any of its significant subsidiaries, by consolidation, merger, share purchase or exchange or other reorganization, (3) the acquisition of all or substantially all the assets of the Company or any of its significant subsidiaries, (4) the grant by the Company or any of its significant subsidiaries of an exclusive license to any third party for any material portion of Xiox's intellectual property, and (5) any transaction or series of related transactions that results in the replacement of a majority of the members of the Xiox Board of Directors.

         During the first year following the closing, the Company will give Intel notice if the Company receives an offer from a third party for a proposed Corporate Event or to acquire 10% or more of the Company's securities. The Company has granted Intel a right of first refusal with respect to a Corporate Event occurring during the year following the first closing. If Intel decides not to exercise its right of first refusal, it will have the right to sell to the Company any or all of its shares of Series A Preferred Stock or Common Stock issued upon the conversion of such Series A Preferred Stock.

         During the second year following the first closing the Company has granted Intel certain rights of prior notification and negotiation, triggered by a proposed Corporate Event, with respect to Intel's acquisition of the Company or entry into a Corporate Event.

         The Company has agreed that it will not assert in any way a patent against Intel, its subsidiaries or affiliates, or their customers, direct or indirect, agents or contractors, for the manufacture, use, import, offer for sale, or sale of any of Intel's microprocessors or chipsets. The foregoing covenant does not apply to the assertion of a patent for any infringement arising out of any software or software programming run on any of Intel's microprocessors or chipsets by a user of any of Intel's microprocessors or chipsets.



Item 7.  Exhibits.

         The transaction discussed in Item 5 is to be accounted for as a sale of Preferred Stock. Financial statements for the period ending September 30, 1998 will be filed within 60 days.

         (c).     Exhibits

                  3.3      Certificate    of   Amendment   of   Certificate   of
                           Incorporation as filed with the Secretary of State of the State of Delaware on May 26, 1998.

                  3.4 Certificate of Designation, Preferences and Other Rights of the Series A Preferred Stock as filed with the Secretary of State of the State of Delaware on September 21, 1998.

                  4.5 Stock Purchase and Investor Rights Agreement dated September 21, 1998 by and between the Registrant and the Investors.

                  4.6 Right of First Refusal and Co-Sale Agreement dated September 21, 1988.

                                   SIGNATURES



         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                              XIOX CORPORATION


Dated:   September 23, 1998                   By:  /s/ Melanie D. Reid
                                                   -------------------------
                                                   Melanie D. Reid
                                                   Vice President Finance and
                                                   Chief Financial Officer